Exhibit 11


                           DAKA INTERNATIONAL, INC.
             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
         QUARTERS AND NINE MONTHS ENDED MARCH 30, 1996 AND APRIL 1, 1995

                                    	Quarters ended 	    	    Nine Months ended
                                 	March 30,    	April 1,   	March 30,    	April 1,
                                   1996          1995        1996          1995
Primary:
Net income (loss)                 	(5,602)       	2,273        	340     	   6,692
Net income available to
 common stockholders 	             (5,602)       	2,273        	340        	6,292


Weighted average number of
 shares outstanding 	               9,464     	   6,219      	8,799        	6,024
Weighted average number of
 options outstanding 	                346     	     269 	       375     	     251
                                  -------       -------     -------       -------
                               	    9,810    	    6,488       9,174    	    6,275
                                  =======       =======     =======       =======
Primary earnings per share:
Net income (loss) available
 to common stockholders 	         $ (0.57)     	$  0.35    	$  0.04     	 $  1.00
                                  =======       =======     =======       =======

Fully Diluted:
Net income (loss) available
 to common stockholders 	          (5,602)       	2,273        	340       	 6,292
Add back dividend on
 Preferred Stock 	                    -         	   -         	 -            	400
Add back interest expense
 on Convertible Notes,
 after tax effect 	                   108     	     275	        468     	     912
                                  -------       -------     -------       -------
                                 	$(5,494)    	 $ 2,548    	$   808     	 $ 7,604
                                  =======       =======     =======       =======

Weighted average number of
 shares outstanding 	              10,430        	6,219     	10,401        	6,214
Weighted average number of
 options outstanding                 	364          	307        	375          	290
Shares issuable upon conversion
 of Preferred Stock 	                 265        	2,222        	265        	2,222
Shares issuable upon conversion
 of Notes 	                           -         	 2,095         -         	 2,095
                                  -------       -------     -------       -------
                                	  11,059     	  10,843      11,041     	  10,821
                                  =======       =======     =======       =======

Fully diluted earnings per share:
Net income 	                      $ (0.50)     	$  0.23    	$  0.07      	$  0.70
                                  =======       =======     =======       =======
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